AMENDMENT NO. 1 TO

DISTRIBUTION AGREEMENT

This AMENDMENT NO. 1 TO DISTRIBUTION AGREEMENT (“Amendment”) dated as of September 1, 2013 is by and between the Huntington Strategy Shares (the “Trust”) and SEI Investments Distribution Co. (the “Distributor”).

W I T N E S S E T H:

WHEREAS, the Trust and the Distributor are parties to that certain Distribution Agreement dated as of May 1, 2012 (such agreement, together with all exhibits, schedules, amendments, modifications, restatements, or other supplements thereto, and any other documents executed or delivered in connection therewith, the “Agreement”); and

WHEREAS, Section 10.05 of the Agreement permits amendment of the Agreement by the parties, in writing.

WHEREAS, the initial two year term of the Agreement as provided in Section 9 entitled, “Term and Termination” is scheduled to expire on April 30, 2014.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2.	Section 9 (Term and Termination). Section 9 of the Agreement is hereby deleted in its entirety and replaced as follows:

SECTION 9 TERM AND TERMINATION

This Agreement will be effective through and until August 30, 2014, and thereafter from year to year, provided that such annual continuance is approved by either (i) the vote of a majority of the Trustees of the Trust, or the vote of a majority of the outstanding voting securities of the shareholders and (ii) the vote of a majority of those directors of the Trust who are not parties to this Agreement or the Trust’s distribution plan(s) or interested persons of any such party (“Qualified Director”), cast in person at a meeting called for the purpose of voting on the approval. This Agreement may be terminated at any time without penalty by a vote of the directors; by vote of a majority of the outstanding voting securities of the Trust; or by the Distributor upon not less than sixty days prior written notice to the other party; and shall automatically terminate upon its assignment. As used in this paragraph the terms, “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” will have the respective meanings specified in the 1940 Act. In the event the Trust gives notice of termination, reasonable expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, and all trailing expenses incurred by Distributor, will be borne by the Trust.

3.	Section 10.03 (Notices). Section 10.03 (Notices) is hereby deleted in its entirety and replaced as follows:

10.03 Notices. All notices provided for or permitted under this Agreement will be deemed effective upon receipt, and will be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below. Notices to the Distributor will be sent to the attention of: General Counsel, SEI Investments Distribution Co., 1 Freedom Valley Drive, Oaks, Pennsylvania 19456. Notices to the Trust will be sent to The Huntington National Bank, attn: R. Jeffery Young, 7575 Huntington Park Drive, Columbus, OH 43235.

4.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

5.	Multiple Originals. This Amendment may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

6.	Binding Effect. This Amendment, and the rights and obligations of the parties hereunder, shall be binding on, and inure to the benefit of, the parties and their respective permitted successors and assigns.

7.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof.

IN WITNESS WHEREOF, this Amendment has been executed as of the date set forth above by a duly authorized officer of each party.

SEI INVESTMENTS DISTRIBUTION CO.

By:
Name:
Title:

HUNTINGTON STRATEGY SHARES

By:
Name: R. Jeffrey Young
Title: Chief Executive Officer